UNITED STATES
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GENCO SHIPPING & TRADING LIMITED

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DIANA SHIPPING INC.

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Summary of Selected Financial & Other Data*

	Year ended December 31, 2025	2024
Statement of Income Data	**US$ Millions**	**US$ Millions**
Time charter revenues	213.5	228.2
Voyage expenses	12.4	13.6
Vessel operating expenses	80.2	82.6
Net income	17.8	12.7
Net income attributable to common stockholders	12.1	7.0
Fleet data		
Average number of vessels	36.7	38.9
Number of vessels	36.0	38.0
Weighted average age of vessels	12.1	11.3
Ownership days	13,406	14,219
Available days	13,014	14,057
Operating days	12,969	14,009
Fleet utilization	99.7%	99.7%
Average Daily Results	**US$**	**US$**
Time charter equivalent (TCE) rate**	15,454	15,267
Daily vessel operating expenses***	5,986	5,808

*Source: Company's filings with the U.S. Securities and Exchange Commission. The statement may include rounding differences

**Time charter equivalent rates, or TCE rates, are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel) expenses, canal charges and commissions. TCE is a non-GAAP measure. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters are generally expressed in such amounts.

***Daily vessel operating expenses, which include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, are calculated by dividing vessel operating expenses by ownership days for the relevant period.

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Diana Shipping Inc.
Transcript of Fourth Quarter 2025 Financial Results Presentation
February 26, 2026

Presenters
Semiramis Paliou, Chief Executive Officer
Ioannis Zafirakis,  Director and President
Maria Dede, Co-CFO and Treasurer
Dave Van der Linden, Chief Commercial Officer of Diana Shipping Services S.A.

Operator
Thank you for standing by, ladies and gentlemen, and welcome to the Diana Shipping Inc. Conference Call on the Fourth Quarter and Year-End 2025 Financial Results.

We are joined by the company's Chief Executive Officer, Ms. Semiramis Paliou. At this time, all participants are in a listen-only mode. There will be a presentation followed by a Q&A session. To ask a question at that time, please press “*”, “1” on your telephone keypad and wait for your name to be announced. Please note that this conference is being recorded.

We will now turn the floor over to Ms. Semiramis Paliou. Please go ahead.

Semiramis Paliou
Thank you. Good morning, ladies and gentlemen. Welcome to Diana Shipping Inc.'s Fourth Quarter and End of the Year 2025 Financial Results Conference Call.

I'm Semiramis Paliou, the CEO of the company, and it is my pleasure to present alongside our esteemed team, Mr. Ioannis Zafirakis, Director and President; Ms. Maria Dede, Co-CFO and Treasurer, and Mr. Dave Van der Linden, Chief Commercial Officer of Diana Shipping Services S.A.

Before we begin, I'd like to remind everyone to review the forward-looking statements on Page 4 of the accompanying presentation.

Much like 2024, 2025 was a story of two halves, however, in the opposite direction. This time, the first half of the year saw slowing coal demand and even iron ore imports into China were down, year-on-year. Furthermore, global trade had to contend with shock and awe politics. like Liberation Day on April 2nd, when the U.S. announced a broad slate of tariffs on their trading partners.

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Nevertheless, we saw a broad-based recovery across all sizes in the second half. This was not necessarily due to an explosion in demand, but rather through utilization tightening caused by longer ton miles, a substantial dry bulk schedule for dry bulk ships in general, and weather-related delays in the Pacific.

Even another panic-inducing event, this time the USTR, United States Trade Representative, fees and the subsequent Chinese retaliation fees in October, did not affect the market in a significant manner. Capesize vessels were the strongest movers, rallying from less than US $10,000 per day early in the year to a brief peak of US $45,000 per day in December.

The other segments delivered less volatility but more consistency, and all sizes ended the year comfortably above their historical averages.

For Diana, Q4 was particularly active, with one-third of the fleet being fixed for periods at rates higher than their previous charters.

Turning to Slide 5, let's review our company snapshot as of today. Diana Shipping Inc., founded in 1972 and listed on the New York Stock Exchange since 2005, operates a fleet of 36 dry-bulk vessels, one of which is mortgage-free. Our fleet has an average age of 12 years and a total deadweight capacity of approximately 1 million tons. We anticipate the delivery of two methanol dual-fueled newbuilding Kamsarmax dry bulk vessels at the end of 2027 and early 2028, respectively.

Fleet utilization reached 99.7% for the year ended December 31st, 2025, highlighting our effective vessel management strategy. As of the end of the fourth quarter, we employed 940 individuals at sea and ashore.

Financially, our net debt stands at 51% of market value, supported by US $122.3 million in cash reserves, as of quarter-end and total secured revenues of approximately US $175.6 million, as of February 18, 2026.

Moving on to Slide 6, let's go over the key highlights from the fourth quarter and recent developments. In November, we submitted a letter to the Board of Genco Shipping and Trading Limited, outlining a proposal to acquire all outstanding shares of Genco not already owned by Diana, for $20.60 per share in cash.

In January, we announced our intention to nominate a slate of six highly qualified director candidates for election to Genco's Board of Directors. Despite our good faith efforts, the Genco Board has decided to not actively engage with us, to this date.

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As of February 18, 2026, we have secured US $153 million of contracted revenues for 76% of the ownership days of the year 2026 and have secured US $22.6 million of contracted revenues for 9% of the remaining ownership days of the year 2027.

Finally, we are pleased to declare a quarterly cash dividend of $0.01 per common share with respect to the fourth quarter of 2025, totaling approximately US $1.16 million.

Slide 7 summarizes our recent chartering activity. From November 13th, 2025, until February 19th, 2026, we have procured time charters for 12 vessels. Of those, three Ultramax vessels at an average daily rate of 14,700 for an average of 410 days, five Kamsarmax and post-Panamax vessels at an average daily rate of 14,500 for an average of 397 days, and four capesize vessels at an average daily rate of 24,300 for an average of 409 days.

Slide 8 highlights our disciplined chartering strategy. We focus on staggered, medium-to long-term charters to avoid clustered maturities, ensuring earnings visibility and resilience against market downturns. This disciplined chartering strategy has secured for 2026, approximately 153 million in contracted revenues, resulting in an average fixed time charter rate of $17,670 per day. For the rest of 2026, only 24% of days remain unfixed.

The average contract duration is 1.24 years, covering some days of 2027.

Now, I'll pass the floor to our co-CFO, Maria Dede, for a more detailed financial analysis.

Maria Dede
Thanks, Semiramis. Good morning, everyone, and thank you for joining us, today. I will walk you through our financial performance for the fourth quarter and year ended December 31, 2025.

For the fourth quarter, time-charter revenues were $52.1 million, slightly lower than $57.1 million in the same quarter last year. Adjusted EBITDA was $19.3 million, compared to $25.9 million in the fourth quarter, last year. Net income amounted to $3.1 million, compared to $9.7 million in the fourth quarter of 2024.

Our results for the quarter were affected by the sale of two vessels during the year, which decreased ownership days, and the fleets available days for hire, a lower time charter equivalent rate compared to last year, reflecting the timing of renewals under our short-to medium-term chartering strategy and increased expenses. On the other hand, we had lower interest and finance costs and higher non-operating gains, compared to the fourth quarter last year. Diluted earnings per common share were $0.02 for both quarters.

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On the balance sheet, cash decreased to $122.3 million as of December 31, 2025, from $207.2 million as of December 31, 2024. This reduction reflects cash deployed in strategic investments during the year, including $103.5 million used in the acquisition of our 14.8% ownership interest in Genco, and $18.3 million invested in new and existing equity method investments. We also allocated cash to the repurchase of common shares in the amount of $23 million, the payment of dividends, common and preferred, and scheduled debt service. We also completed scheduled dry docking and specialist surveys for 14 vessels during the year, with capitalized costs of approximately $18 million, which resulted in higher depreciation and amortization charges and lower profits.

To strengthen liquidity, we sold two of our older vessels in the fleet, generating approximately $23 million and drew down $55 million under a new loan facility with National Bank of Greece.

Long-term debt decreased slightly to $636.1 million as of December 31, 2025, from $637.5 million as of December 31, 2024. Overall, we ended the quarter with a strong liquidity position and a conservative net loan-to-value of 51%.

During the quarter, we operated an average of 36 vessels compared to 38 vessels in the same quarter, last year. Following the sale of Alcmene early in March and Selina in July 2025. This reduction affected ownership available and operating days.

Time charter equivalent averaged $15,397, a 1% decrease, compared to $15,589 in the fourth quarter of 2024 for fleet utilization of 100%. Vessel operating expenses for the quarter increased by 6% to 20.3 million, compared to 19.2 million in the fourth quarter of 2024, despite the smaller fleet size.

On a per day basis, daily operating expenses rose 11% to $6,123, compared to $5,496 in the fourth quarter of 2024, mainly due to higher crew costs, supplies of stores and spares, and repairs.

For 2025, time-charter revenues were $213.5 million, compared to $228.2 million in 2024, a decline mainly due to the smaller average fleet size of 36.7 vessels versus 38.9 vessels, last year. Despite fewer vessels, net income increased to $17.8 million, compared with $12.7 million in 2024. This increase was mainly due to lower interest expense and finance costs and non-operating gains in 2025, compared to losses in 2024.

Similarly, net income attributable to common shareholders was $12.1 million versus $7 million, last year. Time charter equivalent improved to $15,454, compared to $15,267 in 2024, with fleet utilization of 99.7%.

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Daily operating expenses in 2025 rose slightly to $5,986, compared to $5,808, mainly due to higher crew-related costs, offset by savings in other cost categories. The average age of our fleet is approximately 12 years.

In debt, we maintain a disciplined approach to leverage the mix of secured bank debt, our $175 million senior unsecured bonds, and the amortizing sale and leaseback facilities provides diversification and stability. Our amortization schedule is steady and predictable through 2029, when our $175 million senior unsecured bonds matures. This maturity will be addressed well in advance to ensure liquidity stability, minimize refinancing risk, and maintain predictable cash flows.

In this Slide 13, we compare our free cash flow break-even levels against estimated revenues for 2026 and 2027. As of December 31, 2025, our cash flow break-even rate stood at $16,883 per day. For the remainder of 2026, we have secured 76% of ownership days at an average time charter rate of $17,670 per day, generating expected revenues of $153 million.

For 2027, 9% of the ownership days are fixed at an average time charter rate of $19,261 per day, with expected revenues of $22.6 million. Potential revenues for the unfixed days based on SFA rate could reach $201.3 million for the remainder of 2026 and $241.9 million for 2027.

Overall, our competitive break-even rate reflects disciplined cost control across the fleet, and our fixed revenues provide solid revenue visibility and downside protection, while the unfixed portion of the fleet allows us to preserve flexibility in our commercial decisions and to participate in improving market conditions.

This slide highlights dividend distribution. The company has consistently rewarded shareholders with quarterly dividends since the third quarter of 2021, in both cash and shares. And in line with this policy, we declared a dividend of $0.01 per share for the fourth quarter of 2025, bringing cumulative dividends paid since 2021 to $2.7 per common share.

In closing, 2025 was a year marked by active fleet renewal, disciplined capital allocation and consistent operational performance. As always, we remain focused on maintaining a high-quality fleet, prudent financial management, and generating sustainable value for our shareholders.

I will now hand over to Dave Van der Linden, who will provide an overview of the dry bulk market.

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Dave Van der Linden
Thank you, Maria. And again, welcome to the participants on this latest quarterly earnings call.

As our CEO stated earlier, the dry bulk market started 2025 quite subdued, with all indices in single digits for most of February. However, we saw a broad-based recovery across all sizes in the second half.

Capesize was outperformed with Q4 earnings at 28,892 to close the year at an average of 21,301. Mid-sized vessels had a particularly weak first half, but ended the year strong, with Q4 earnings averaging 16,030 for Kamsarmax vessels and 17,436 for Ultramax vessels.

The 12-month time charter rate for a 182,000 index type vessels without scrubbers stand at the moment around $31,000 a day. And the equivalent rate for a modern Kamsarmax is around 17,500 a day. And for a modern Ultramax, about 16,500 per day.

2025 was characterized by significant geopolitical and trade disruptions that continue to alter shipping patterns and freight dynamics. In April, the U.S. rolled out a sweeping set of tariffs on imports and over the course of the year, tariff levels shifted back and forth as bilateral negotiations progressed, creating a highly uncertain backdrop for firms and investors exposed to global trade.

However, in the second half, demand dynamics shifted. China's economic stimulus measures and infrastructure spending supported commodity imports, and India's growing appetite for coal and iron ore reinforced its position as an increasingly important demand center for dry bulk commodities.

Additionally, the much-anticipated commencement of iron ore exports from Guinea's Simandou mine began to reshape expectations for long-haul capesize employment on the West Africa to Asia route. Now even though this ramp-up of Simandou has not quite lived up to the admittedly high expectations, the positive sentiment in the capesize market continues unabated.

Meanwhile, Q4 also saw a resumption of Chinese port purchases of U.S. soybeans and most notably, the suspension for a year of the introduction of the USTR port fees, as well as the reciprocal port fees for some U.S.-linked vessels entering China.

According to Signal Ocean, this one-year suspension has not at all influenced vessel ordering patterns or shipyard concentration in the maritime sector. Vessel ordering continues to be predominantly allocated to Chinese shipyards, and this indicates that commercial considerations such as pricing, shipyard capacity, and delivery schedules are the primary drivers of fleet investment decisions, rather than policy uncertainty.

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Now let's go and take a look at the key demand drivers. In 2025, One could say that trade was stable with global dry seaborne volumes edging up to 7.2 billion metric tons, of which the big two, iron ore and coal, accounted for around 55%. Iron ore exports have been exceptionally well-supported through 2025, driven by consistently strong shipments from both Australia and Brazil and latterly also supported by additional cargoes from West Africa and Canada, thereby tightening tonnage, particularly in the Atlantic, at the end of the year.

Clarksons estimates that total seaborne iron ore exports have expanded by 1.3% in 2025, with growth on capesize tonnage alone jumping 2.1%. For 2026, Clarkson's anticipates overall iron ore trade growth to rise to 0.3% per ton mile, to expand by 1.8%.

Now coal, total seaborne trade in coal fell by almost 5% in volume terms for 2025. And for capesize, the drop was even more acute at down 15% as volumes continued to be split onto Panamax tonnage. Looking forward, determining the level of Chinese coal imports will continue to be a combination of government policy and pricing, but Clarkson does expect a further decline in this trade for 2026.

Bauxite has been the big success story and has driven plenty of optimism in the last segment. Data from Signal shows the commodity outpaced iron ore and coal in terms of ton-mile growth in 2025. Bauxite is now responsible for 16% of total cargo carried on capesizes and newcastlemaxes and Clarksons projects at least another 4% growth in capesize bauxite ton miles demand in 2026.

Moving to the other minor bulks, in Q4 '25, Chinese soybean imports hit a five-year high of 25.5 million tons led by Brazil, accounting for 73% of that total, and U.S. flows stayed muted until purchases resumed after the October 31st summit.

For 2026, Brazil's soybean harvest is expected to rise 5% year-on-year, according to BIMCO, who points out that during the first six weeks of 2026, global bulk grain shipments have jumped 15%, year-on-year. This uptick in grain cargoes has helped the sub-capesize segments in a period that usually sees softer Chinese demand.

So far, this year has started historically strong in all sizes. Iron ore in bulk-sized shipments support the large vessels, while long-haul grain shipments support the mid-sized vessels. Much like in the second half of 2025, dry bulk trade is being shaped less by headline tons and more by ton mile increases.

If we take a look at global GDP, it is interesting to know that all areas enjoyed a larger GDP growth in 2025 than previously estimated. And looking into 2026, according to Clarksons research, global GDP growth is expected to remain steady at around 3.3 percent.

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Now, let's briefly talk about supply. According to Veson Nautical, new building orders accelerated in the second half of 2025, rising from 169 contracts in the first half to 227 contracts in the second half, increase of about 34 percent. Despite the second half uptick, total contracting for the year remained at its lowest level since 2019.

Elevated new building prices seem to remain a deterrent for most prospective buyers, with values for capesizes reaching their highest level in 16 years, rising 12% year on year to above $75 million.

Extended delivery sloughs at major shipyards, which remain heavily committed to high margin container and oil and gas projects, have further constrained ordering appetite. According to Clarksons, the boat carrier fleet saw a net fleet growth of 2.9% in 2025 and is forecasted to grow by 3.2% in 2026. Breaking this down, for capesize, the projected tonnage will be around 1.7% in 2026, and Kamsarmaxes and Ultramaxes we'll see a more substantial 4.3% and 4.5% increase, respectively. All in all, 2026 is expected to bring the highest number of new bulker deliveries in 10 years.

Regarding the order book, according to Clarksons, it now stands at around 133.5-million-ton dead weight, which represents more than 12% of the existing fleet.

In conclusion, let's take a quick look at the positive and negative factors that may impact the dry bulk shipping market, going forward. This, according to the analysts which were quoted earlier in this presentation. On the positive side, robust South American grain exports and increased soybean exports from the U.S. to China. West African bauxite exports continue to grow. Restricted Indonesian coal shipments into India and China could be substituted by South Africa and Australia, which would mean an increase in ton miles.

Increased iron ore shipments from Simandou in Guinea, as well as from Liberia, adding more ton demand, and another year with a significant dry dock schedule. 2025 saw a surge in dry dock activity with more than 30 to 100 dry bulk vessels undergoing special surveys, and the expectation for 2026 is similar.

On the negative side, worldwide lower steel production, bulk carrier fleet growth outpacing demand growth for 2026, with the possible exception for the capesize sector, anticipated long-term reduction in coal imports by China, and finally, on the geopolitical front, risks do remain. We are witnessing unprecedented uncertainties regarding policies, tariffs, and penalties, all of which can highly influence the global economy.

And on this note, I will pass the call back to our CEO, Ms. Semiramis Paliou, for some important takeaway points from this call. Thank you.

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Semiramis Paliou
Thank you, Dave. So, before we conclude today's presentation, I'd like to highlight our ESG performance. At Diana Shipping Inc., we remain committed to maintaining an industry-leading ESG structure and continuously strengthening our sustainability practices.

This quarter, we're pleased to report two significant achievements. Firstly, on our environmental disclosure, we achieved a CBP score of B, reflecting our strong commitment to transparent environmental reporting and our continued progress in reducing our environmental impact.

And secondly, on investor-focused ESG ratings, we received a 31% score from S&P Global, reflecting our ongoing transparency and progress on key ESG metrics.

In summary, Diana Shipping Inc. stands on a strong foundation built on over 50 years of industry experience and 20 years on the New York Stock Exchange, a seasoned management team adept to addressing industry challenges and identifying opportunities, strong stakeholder relationships and a disciplined strategic approach, a solid balance sheet with a strong cash position and a countercyclical mindset, ongoing fleet modernization efforts, a focus on rewarding our shareholders when possible, and a robust ESG strategy.

Thank you for joining us, today. Before we take your questions, I would like to address one more matter. As you know, on November 24th, 2025, Diana offered to acquire Genco Shipping and Trading. Despite Diana being Genco's largest shareholder, the Genco Board of Directors has refused to engage with us regarding our proposal.

Therefore, on January 16th, 2026, we nominated six candidates for election to the Genco Board at the upcoming 2026 Annual Shareholders Meeting, who we believe will be open to exploring strategic alternatives to maximize value for Genco shareholders, including an objective consideration of Diana's proposal.

We continue to believe, strongly, in the merits of this potential acquisition. As such, we will continue to evaluate all our options.

We are now happy to take your questions and ask you, yes, that you keep them focused on our fourth quarter performance and related topics.

Operator
Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press “*”, “1” on your telephone keypad. The confirmation tone will indicate your line is in the question queue. You may press “*”, “2” to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

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One moment, please, while we poll for your questions. Thank you. I'm not seeing any questions at this time. I would like to hand the call back over to management for any closing comments.

Semiramis Paliou
Thank you for joining us for Diana's fourth quarter and end of the year 2025 financial results. We look forward to presenting to you again in the next quarter.

Operator
Thank you, ladies and gentlemen. This does now conclude today's teleconference. We appreciate your participation. You may disconnect your lines at this time. Enjoy the rest of your day.

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